EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited condensed consolidated pro forma statements of operations are presented combining Cure Pharmaceutical Holding Corp’s (“CURE”) condensed audited statement of operations for the year ended December 31, 2018 and Chemistry Holdings Inc.’s (“CHI”) audited condensed statement of operations for the year ended December 31, 2018. The unaudited condensed combined pro forma balance sheet gives effect to the acquisition as if the transaction had taken place on December 31, 2018 and combines Cure’s audited condensed balance sheet as of December 31, 2018 with the CHI’s condensed balance sheet as of December 31, 2018.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. These companies may have performed differently had they actually been combined for the periods presented. You should not rely on the pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the merger. Unaudited pro forma financial information and the notes thereof should be read in conjunction with the accompanying historical financial statements of Cure and CHI.

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CURE Pharmaceutical Holding Corp

Unaudited Condensed Consolidated Pro forma Balance Sheet

December 31, 2018

(in thousands, except share amounts)

	CURE For the Year Ended December 31, 2018	Chemistry Holdings For the Year Ended December 31, 2018	Consolidated	Pro forma Adjustments	Reference	Consolidated Pro Forma
Assets
Current assets:
Cash	$501	$20	$521	$8,488	(a)	$9,009
Accounts receivable	103	-	103			103
Note receivable	-	-	-	2,000	(a)	2,000
Inventory	38	-	38			38
Prepaid expenses and other assets	946	-	946			946
Total current assets	1,588	20	1,608	10,488		12,096
Property and equipment, net	300	17	317	83	(a)	400
Goodwill	-	-	-	9,178	(a)	9,178
Intellectual property and patents, net	1,206	-	1,206	650	(a)	1,856
In-process research and development	-	-	-	14,460	(a)	14,460
Prepaid expenses and other assets	232	-	232			232
Other assets	70	-	70			70
Total assets	$3,396	$37	$3,433	$34,859		$38,292

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$774	$36	$810	$354	(a)	$1,164
Accrued expenses	509	83	592	835	(a)	1,427
Related party payables	-	106	106			106
Deferred rent	-	18	18			18
Loan payable	105	-	105			105
Notes payable, net	920	-	920			920
Convertible promissory notes, net	5,242	-	5,242			5,242
Derivative liability	618	-	618			618
Deferred revenue	383	-	383			383
Total current liabilities	8,551	243	8,794	1,189		9,983

Contingent share considerations	-	-	-	14,632	(a)	14,632

Total liabilities	8,551	243	8,794	15,821		24,615

Stockholders’ Deficit:
Preferred stock: $0.001 par value; authorized 4,087,408 shares; 4,087,408 shares issued and outstanding as of December 31, 2018	-	-	-			-
Common stock: $0.001 par value; authorized 75,000,000 shares; 26,784,019 shares issued and outstanding as of December 31, 2018	27	1	28	6	(a)	34
Additional paid-in capital	23,425	2,495	25,920	19,032	(a)	44,952
Stock payable	646	-	646			646
Accumulated deficit	(29,269)	(2,702)	(31,971)			(31,971)
Total CURE Pharmaceutical Holding Corp stockholders’ equity (deficit)	(5,171)	(206)	(5,377)	19,038		13,661
Noncontrolling interest	16	-	16			16
Total stockholders’ deficit	(5,155)	(206)	(5,361)	19,038		13,677

Total liabilities and stockholders’ deficit	$3,396	$37	$3,433	$34,859		$38,292

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CURE Pharmaceutical Holding Corp

Unaudited Condensed Consolidated Pro forma Statement of Operations

For the Year Ended December 31, 2018

(in thousands, except share amounts)

	CURE For the Year Ended December 31, 2018	Chemistry Holdings For the Year Ended December 31, 2018	Pro forma Adjustments	Reference	Consolidated Pro Forma
Revenue:
Net product sales	$519	$-	$		$519
Consulting research & development income	63	-			63
Shipping and other sales	2	-			2
Total revenues	584	-	-		584

Cost of goods sold:
Cost of goods sold	280	-			280

Gross profit (loss)	304	-	-		304

Operating expenses:
Research and development expenses	1,409	6			1,415
Selling, general and administrative expenses	6,453	932			7,385

Total operating expenses	7,862	938	-		8,800

Net Operating (loss) before other income (expense)	(7,558)	(938)	-		(8,496)

Other income (expense):
Other income	577	31			608
Other income - related party	-	408			408
Gain on settlement of related parties payable	-	190			190
Change in fair value of derivative liability	(229)	-			(229)
Other expense	(184)	-			(184)
Interest expense	(3,037)	(19)			(3,056)

Other income (expense)	(2,873)	610	-		(2,263)

Net loss before income taxes	(10,431)	(328)	-		(10,759)

Provision for income taxes	-	-			-

Net loss	(10,431)	(328)	-		(10,759)

Net loss attributable to non-controlling interest	(30)	-			(30)

Net loss attributable to Cure Pharmaceutical Holding Corp.	(10,461)	(328)	-		(10,789)

Net loss per share
Basic and Diluted	$(0.42)	$(0.02)			$(0.40)

Weighted average common shares outstanding
Basic and Diluted	24,999,824	13,656,219			26,784,019

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CURE PHARMACEUTICAL HOLDINGCORP.

NOTES TO CONSOLIDATED PRO FORMA UNAUDITED FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Financial Information.

On May 14, 2019, the Company acquired all of the issued and outstanding stock of CHI for shares of the Company’s Common Stock. The maximum number of shares of Common Stock to be issued, including escrowed shares and shares issuable pursuant to a variety of earn-out provisions and warrants, is 32,072,283 shares. The shares are allocated as follows: (i) 5,700,000 shares of Common Stock as upfront consideration issued at the Closing (the “Upfront Consideration Shares”); (ii) 7,128,913 shares to be held in escrow, subject to indemnification and clawback rights that lapse upon the achievement of certain milestones (the “Clawback Shares”); (iii) up to 3,207,228 shares that may be issued pursuant to an earn-out over five years upon the achievement of certain technological implementations (“Achievement Shares”); (iv) up to 8,018,071 shares that may be issued pursuant to an earn-out over two years upon the achievement of certain revenue goals (“Earnout Shares”); and (v) up to 8,018,071 shares issuable upon exercise of warrants (“Acquisition Warrants”) that become exercisable upon achieving certain revenue goals between the second and fourth anniversary of the Closing Date at an exercise price of $5.01 per share, exercisable, to the extent vested, for five years from the Closing Date. In exchange for the assets and liabilities acquired, the Company received an investment of $2,000,000 (the “Principal Amount”) from Chemistry Holdings pursuant to a convertible note (the “Note”). Such Note, on the Closing Date, became an intercompany payable and was cancelled. For accounting purposes, Cure shall be the surviving entity. The transaction is accounted for using the purchase method of accounting. As a result of the recapitalization and change in control, Cure is the acquiring entity in accordance with ASC 805, Business Combinations. The accumulated earnings of Cure will be carried forward after the completion of the Merger. Operations prior to the Merger will be those of Cure.

The Pro forma Unaudited Condensed Consolidated Financial Statements have been prepared in order to present consolidated financial position and results of operations of Cure and the CHI as if the Merger had occurred as of December 31, 2018 for the pro forma condensed consolidated balance sheet; and to give effect as if the Merger had occurred if the transaction had taken place at January 1, 2018 for the pro forma condensed consolidated statement of operations for the year ended December 31, 2018.

The following pro forma adjustments are incorporated into the pro forma condensed consolidated balance sheet as of December 31, 2018 and the pro forma condensed consolidated statement of operations for the year ended December 31, 2018.

(a) To record the fair value of the assets and liabilities acquired from the acquisition of CHI on May 14, 2019.

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